EXHIBIT 21
SUBSIDIARIES OF SOUTHWEST COMMUNITY BANCORP
SOUTHWEST COMMUNITY BANK, A CALIFORNIA BANKING CORPORATION
FDS LIQUIDATION CORPORATION, A CALIFORNIA CORPORATION (Name changed from Financial Data Solutions, Inc.)
SOUTHWEST COMMUNITY STATUTORY TRUST I, A CONNECTICUT STATUTORY TRUST SUBSIDIARY